Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Variable Product Trust,

We consent to the use of our report dated February 28, 2008, incorporated herein by reference, on ING VP MidCap Opportunities Portfolio, ING VP SmallCap Opportunities Portfolio, and ING VP International Value Portfolio, each a series of ING Variable Product Trust, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
February 19, 2009